1993
               NationsBank Executive Officer Incentive Plan

I.    Objective of the Plan
      The purposes of this plan are: (1) to reward executive officers for superior corporate performance measured by review of financial performance criteria and achievement of strategic corporate objectives;
      (2) to further align the interests of executive officers with those of the Corporation's shareholders; and (3) to attract and retain top quality exeuctive officers.

II.   Plan Administration
      This plan is administered by the Compensation Committee (the "Committee") of NationsBank Corporation's Board of Directors (the "Board"). The Committee is composed of six outside directors and the Chief Executive Officer of the Corporation.

III.  Participants
      Participation is limited to the top executive officers of the Corporation, as approved by the members of the Committee, other than the Chief Executive Officer. For 1993, the participants will be those top seven executives named in the March 1993 Proxy Statement to shareholders.

IV.   Determination of the Annual Incentive Fund
      The Committee approves the annual incentive fund and awards to participants, excluding the Chief Executive Officer. The Chief Executive Officer does not participate in the funding discussions or in discussions relating to his individual incentive award.

      To align the interests of executive officers with those of the Corporation's shareholders, the annual funding guideline for this plan is set at one-half of one percent (i.e., 0.5%) of the Corporation's after-tax net income for the fiscal year upon attainment of a target level of financial performance. For purposes of this plan, the Committee may adjust after-tax net income for extraordinary items such as, but not limited to, restructuring costs, significant nonrecurring gains/losses from the sale of securities, changes in accounting practices, or other such items it considers appropriate in order to normalize the earnings value.

      The resulting incentive fund may be further adjusted by the Committee after its review of other financial and nonfinancial performance criteria, including achievement of strategic goals by the Corporation during the year as well as over time.

      In its discretion, the Committee may determine to not allocate monies to the incentive fund for a given year.

V.    Individual Award Determination
      At the end of the year individual participants may receive a portion of the total incentive fund established by the Committee based on their individual performance for that year. An executive officer's award is based on that executive officer's individual performance in relation to applicable financial and strategic goals for the year, and the resulting impact on total corporate earnings. The awards of executive officers, excluding the Chief Executive Officer, are approved by the Committee.

      The Committee, excluding the Chief Executive Officer, and the Executive Committee assess the performance of the Chief Executive Officer and submit an award to the Board for approval.

      The participant's award, if any, will be communicated and paid as soon as practical thereafter.